Exhibit 23.4

Gilbert Laustsen Jung Associates Ltd. Petroleum Consultants 4100, 400 — 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 (403) 266-9500 Fax (403) 262-1855

LETTER OF CONSENT

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A, pertaining to the 4.75 percent Contingent Convertible Senior Notes due November 15, 2023 of Calpine Corporation, of our report included in Calpine Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2003 regarding Calpine Corporation’s estimated Canadian proved reserves and to the references to this firm included in such Report.

Yours truly,

GILBERT LAUSTSEN JUNG
ASSOCIATES LTD.

ORIGINALLY SIGNED BY

Myron J. Hladyshevsky, P. Eng.
Vice-President

Calgary, Alberta
Date September 22, 2004